KOPP FUNDS, INC.
               KOPP EMERGING GROWTH FUND
      DISTRIBUTION AND SHAREHOLDER SERVICING PLAN


     The following Distribution and Shareholder
Servicing Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by Kopp Funds, Inc. (the
"Corporation"), a Minnesota corporation, on behalf of the Kopp Emerging Growth Fund (the "Fund"). The Plan has been approved by a majority of the Corporation's
Board of Directors, including a majority of the directors who are not interested persons of the Corporation and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 related agreement (as defined below)
(the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such plan.

     In approving the Plan, the Board of Directors determined that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval by the Board of Directors included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Class of the Fund and its shareholders.

     The provisions of the Plan are as follows:

1.   PAYMENTS BY THE CORPORATION TO PROMOTE THE SALE OF
     THE FUND'S SHARES

          (a)  The Corporation, on behalf of the Fund,
     will reimburse Centennial Lakes Capital, Inc. (the
     "Distributor"), as principal distributor of the Fund's Class A and Class I shares (each a
     "Class"), for expenses incurred in connection with
     (i) the promotion and distribution of each Class
     (the "distribution fee") and (ii) the provision of personal services to the shareholders of each Class (the "shareholder servicing fee"). Neither the distribution fee nor the shareholder servicing fee payable to the Distributor shall exceed 0.25% of the average daily net assets of the Fund attributable to each Class. The Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the "Recipient") who renders assistance in distributing or promoting the sale of a Class, or who provides certain shareholder services to shareholders of a Class, pursuant to a written agreement (the "Rule
     12b-1 Related Agreement"), a form of which is attached hereto as Appendix A with respect to the Class A shares and Appendix B with respect to the Class I shares. To the extent such fees are not paid to such persons, the Distributor may use the fees for its distribution expenses incurred in connection with the sale of a Class (not to exceed
     0.25% of the average daily net assets of the Fund attributable to each Class), or any of its shareholder servicing expenses (not to exceed
     0.25% of the average daily net assets of the Fund attributable to each Class). Payment of these fees to the Distributor shall be made quarterly, within 30 days after the close of the quarter for which the fee is payable, upon the Distributor forwarding to the Corporation's Board of Directors the written report required by Section 2 of this Plan; provided that the aggregate payments by any Class under the Plan to the Distributor and all Recipients shall not exceed 0.50% (on an annualized basis) of the average daily net assets of the Fund attributable to each Class for that quarter; and provided further that no fees shall be paid in excess of the distribution and shareholder servicing expenses verified in a written report and submitted by the Distributor to the Corporation's Board of Directors as required under Section 2 of this Plan.

          (b)  From time to time, the Distributor may
     engage in activities which jointly promote the sale of one or both Classes, the costs of which are not readily identifiable as related to any one
     Class. The expenses attributable to such joint distribution activities shall be allocated by the Board of Directors among each Class on the basis of its respective net assets, although the Board of Directors may allocate expenses in any other manner it deems fair and equitable.

          (c)  If the Distributor is due more monies
     for its services rendered and commission fees borne than are immediately payable because of the expense limitation under Section 1 of this Plan, the unpaid amount shall be carried forward from period to period while the Plan is in effect until such time as it is paid. The Distributor shall not, however, be entitled to charge the Fund any interest, carrying or finance fees in connection with any such unpaid amounts carried forward.

          (d) No Rule 12b-1 Related Agreement shall be entered into with respect to any Class, and no payments shall be made pursuant to any Rule 12b-1
     Related Agreement, unless such Rule 12b-1 Related
     Agreement is in writing and has first been delivered to and approved by a vote of a majority of the Corporation's Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement. The form of Rule
     12b-1 Related Agreement relating to the Class A shares attached hereto as Appendix A and the form of Rule 12b-1 Related Agreement relating to the Class I shares attached hereto as Appendix B have been approved by the Corporation's Board of Directors as specified above.

          (e)  Any Rule 12b-1 Related Agreement shall
     describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

          (f)  No Rule 12b-1 Related Agreement may be
     entered into unless it provides (i) that it may be terminated with respect to a Class of the Fund at any time, without the payment of any penalty, by vote of a majority of the Class, or by vote of a majority of the Disinterested Directors, on not more than 60 days' written notice to the other party to the Rule 12b-1 Related Agreement, and
     (ii) that it shall automatically terminate in the event of its assignment.

          (g)  Any Rule 12b-1 Related Agreement shall
     continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement.

2.   QUARTERLY REPORTS

     The Distributor shall provide to the Board of Directors, and the Directors shall review, at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Directors may reasonably request.


3.   EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall become effective with respect to each Class immediately upon approval by the vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms.
     Thereafter, the Plan shall continue with respect to each Class from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated with respect to a Class at any time by a majority vote of such Class, or by vote of a majority of the Disinterested Directors.

4.   SELECTION OF DISINTERESTED DIRECTORS

     During the period in which the Plan is effective, the selection and nomination of those Directors who are Disinterested Directors of the Corporation shall be committed to the discretion of the Disinterested Directors.

5.   AMENDMENTS

     All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by the Fund hereunder without the approval by a majority vote of each Class affected thereby.